Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEOPHARM, INC.

The undersigned, James M. Hussey, hereby certifies that he is the duly elected and acting president and chief executive officer of the corporation and further certifies the following:

The name of the corporation is Neopharm, Inc. The corporation was originally incorporated on June 15, 1990, under the name Oncomed Inc., pursuant to the General Corporation Law.

The Certificate of Incorporation of the corporation shall be amended and restated to read in full as follows:

FIRST: The name of the Corporation is NEOPHARM, INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: This corporation is authorized to issue Twenty-Five Million (25,000,000) shares of Common Stock with a par value of $0.0002145 per share.

FIFTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation so provide.

SIXTH: At all elections for directors, every registered owner of shares entitled to vote may vote in person or by proxy and shall have one vote for each such share standing in his name on the books of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation, subject to restrictions imposed under any applicable stockholder agreement.

NINTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with and to the fullest extent authorized by the General Corporation Law of Delaware as it may be in effect from time to time.

TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

*  *  *

The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the corporation in accordance with Section 228 of the General Corporation Law. Said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed and acknowledged as true and correct by the undersigned this 29th day of August, 2000.

NEOPHARM, INC.

/s/ James M. Hussey
James M. Hussey,
President and Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEOPHARM, INC.

NeoPharm, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors of the corporation approved and adopted the following resolution for amending its Amended and Restated Certificate of Incorporation declaring it advisable and recommended that the amendments be submitted to the stockholders for their consideration:

RESOLVED, that ARTICLE FIRST of the Amended and Restated Certificate of Incorporation of the corporation be amended in its entirety to read as follows:

FIRST: The name of the corporation is Insys Therapeutics, Inc.

SECOND: The amendments were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by written consent of its stockholders entitled to vote.

IN WITNESS WHEREOF, NeoPharm, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 20th day of January, 2011.

NEOPHARM, INC.

By:	/s/ Michael L. Babich

Name:	Michael L. Babich
Title:	President and Chief Operating Officer

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

INSYS THERAPEUTICS, INC.

INSYS THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The original name of the Corporation was Oncomed Inc. The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is June 15, 1990.

SECOND: This Certificate of Amendment amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and further adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the stockholders of the Corporation and shall become effective upon filing with the Secretary of State of the State of Delaware.

THIRD: The first sentence of Article FOURTH of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 765,000,000 shares, consisting of 750,000,000 shares of common stock, par value $0.0002145 per share (the “Common Stock”), and 15,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, Insys Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on March 28, 2011.

INSYS THERAPEUTICS, INC.

By:	/s/ Michael L. Babich
Michael L. Babich
President and Chief Executive Officer